EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in Amendment No. 6 to the registration statement on Form S-1 of SignPath Pharma Inc. (a development stage enterprise), of our report dated March 31, 2014 on our audit of the financial statements of SignPath Pharma Inc. as of December 31, 2013 and 2012, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended.  The financial statements for the period from inception (May 15, 2006) to December 31, 2007, were audited by other auditors whose report expressed an unqualified opinion on those statements, and the reference to us under the caption “Experts.”

/s/ M&K CPAS, PLLC
Houston, Texas
January 13, 2015